Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form F-1
(Form Type)

AMBIPAR EMERGENCY RESPONSE

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, issuable on exercise of the Public Warrants (Primary Offering)	Other	16,200,000 (2)	$10.59(3)	$171,558,000	$110.20 per $1,000,000	$18,905.69
		Class A ordinary shares, issuable on exercise of the Private Placement Warrants (Primary Offering)	Other	3,530,000(4)	$11.50(5)	$40,595,000	$110.20 per $1,000,000	$4,473.57
		Class A ordinary shares, issuable on settlement of restricted stock units (Primary Offering)	Other	20,000 (6)	$10.59(3)	$211,800	$110.20 per $1,000,000	$23.34
		Class A ordinary shares, par value $0.0001 per ordinary shares (Secondary Offering)	Other	18,807,000 (7)	$10.59(3)	$199,166,130	$110.20 per $1,000,000	$21,948.11
		Warrants to purchase Class A ordinary shares (Secondary Offering)		3,530,000 (8)	—	—	—	— (9)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				—	$411,530,930	—	$45,350.71
	Total Fee Offsets				—	—	—
	Net Fee Due				—	—	—	$45,350.71

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Class A ordinary shares of Ambipar Emergency Response (the “Registrant”), par value $0.0001 per share (“Class A Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could result in an increase to the number of outstanding Ordinary Shares.

(2) Consists of (i) up to 12,650,000 Class A Ordinary Shares that are issuable by the Registrant upon the exercise of 12,650,000 public warrants were issued which were issued on March 3, 2023 (the “Closing Date”) pursuant to the Business Combination Agreement in exchange for warrants that were issued in the initial public offering of HPX Corp. (“HPX”) and that were previously exercisable for HPX Class A ordinary shares (the “Public Warrants”) that were previously registered on Form F-4 (File No. 333-268795), which was initially filed with the Securities and Exchange Commission on December 14, 2022 (the “Prior Registration Statement”).

(3) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $12.10 (high) and $9.07 (low) sale price of the Class A Ordinary Shares as reported on the NYSE American on March 8, 2023, which date is within five business days prior to filing this Registration Statement.

(4) Consists of (i) up to 676,707 Class A Ordinary Shares that are issuable the Registrant upon the exercise of upon the exercise of 676,707 outstanding warrants to purchase Class A Ordinary Shares which were issued to HPX Capital Partners LLC (the “Sponsor”) on the Closing Date, by conversion, on a one-for-one basis, of the private warrants of HPX to purchase HPX Class A Ordinary Shares (the “Sponsor Warrants”); and (ii) up to 2,853,293 Class A Ordinary Shares that are issuable upon the exercise of 2,853,293 outstanding warrants to purchase Class A Ordinary Shares which were issued to certain investors (the “PIPE Investors”) in a private placement, on the Closing Date, under the PIPE financing consummated in connection with the Business Combination (the “PIPE Financing”) and (b) certain shareholders (the “Non-Redeeming Shareholders”) who entered into non-redemption agreements with us and HPX (the “Non-Redemption Agreements”) in consideration of their respective agreements not to redeem shares pursuant to such Non-Redemption Agreements (the “Investors’ Warrants” and with the Sponsor Warrants, the “Private Placement Warrants”).

(5) Calculated pursuant to Rule 457(g) of the Securities Act, based on the exercise price of each Warrant, which is $11.50 per Ordinary Share.

(6) Consists of 20,000 Class A Ordinary Shares that are issuable to settle 20,000 restricted stock units issued to Mr. Rafael de Salvador Grisolia in a private placement on the Closing Date (“Restricted Stock Units”).

(7) Consists of (i) up to 1,896,100 Class A Ordinary Shares issued to the Sponsor and certain affiliates in exchange for HPX Class A Ordinary Shares issued as part of the Sponsor Recapitalization (the “Sponsor Shares”); (ii) up to 37,100 Class A Ordinary Shares issued to the Non-Redeeming Shareholders in a private placement, on the Closing Date, in consideration of their respective agreements not to redeem shares pursuant to their respective Non-Redemption Agreements; (iii) up to 13,323,800 Class A Ordinary Shares issued to the PIPE Investors in the PIPE Financing; (iv) up to 676,707 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; (v) up to 2,853,293 Class A Ordinary Shares issuable upon the exercise of the Investors’ Warrants; and (vi) up to 20,000 Class A Ordinary Shares issuable to settle the Restricted Stock Units.

(8) Consists of up to 676,707 Sponsor Warrants; and up to 2,853,293 Investors’ Warrants.

(9) In accordance with Rule 457(g), the entire registration fee for such Warrants is allocated to the Class A Ordinary Shares underlying the Warrants, and no separate fee is payable for the Warrants.